Exhibit 99.1

FAX NEWS RELEASE
For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 • Manitowoc WI 54221-0066 Telephone: 920-684-4410 • Telefax: 920-652-9778 Internet: http://www.manitowoc.com	Vice President & Chief Financial Officer 920-652-1767 twood@manitowoc.com	Director Investor Relations & Corporate Communications 920-652-1713 skhail@manitowoc.com

Manitowoc Reports First-Quarter Results

Achieves Growth in Sales and Operating Earnings in Each Business Segment

MANITOWOC, WI – April 28, 2004 – The Manitowoc Company, Inc. (NYSE: MTW) today reported strong increases in sales, operating earnings, and earnings per share for the quarter ended March 31, 2004.  Net sales were $412 million, increasing from $361 million during the same period last year.  Net earnings were $5.8 million, or $0.21 per diluted share, in the first quarter compared to $0.5 million, or $0.02 per diluted share last year.  In addition, first-quarter 2004 earnings from continuing operations were $6.7 million, or $0.25 per diluted share.  Excluding special items in the first quarter, primarily the favorable impact of a legal settlement, earnings from continuing operations were $0.22 per diluted share in 2004 compared to $0.04 a year ago.  A reconciliation of GAAP earnings per share from continuing operations to earnings per share from continuing operations excluding special items is included later in this release.

“Improving demand for tower and mobile hydraulic cranes worldwide, strong Foodservice performance, and a full slate of Marine work gave the company a solid start to the year,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer.  “We are optimistic that this is indicative of a trend toward recovery in our markets. While we are watching a few factors that may affect our businesses, such as higher commodity prices, we remain confident that our new products, industry breadth, and global reach will help us continue to grow our market shares and profitability.”

First-Quarter Highlights:

•                  Growth in operating earnings in each business segment.

•                  Growth in international crane sales and market penetration, with crane backlog at historically high levels.

•                  Introduction of 11 new crane products at Bauma, the industry’s largest trade show.

•                  Strong earnings performance in the Foodservice segment and continued launch of S-Series ice machine models.

•                  A short but robust winter repair season in the Marine segment, which boosted first-quarter sales and earnings.

•                  Additional $7.7-million reduction in senior secured term debt during the quarter.

Business Segment Results

Net sales in the Crane segment were $253 million for the quarter, increasing 15 percent from $221 million for the first quarter of 2003, while operating earnings were up 28 percent to $10.4 million compared with $8.1 million one year ago.  As of March 31, 2004, total crane backlog excluding the impact of Bauma orders was $336 million, up substantially from $221 million at the end of 2003. “Demand for all crane products, except for crawlers, seems to be improving, as evidenced by our backlog numbers and the successful reception we received at Bauma, where we launched 11 new crane products,” said Growcock.

“During the quarter, we also accepted an offer from JLG to buy our Delta Manlift subsidiary, which enables us to complete our exit from the original equipment aerial work platform business,” continued Growcock.  “This is part of our strategy to divest noncore crane operations and focus on crawler, tower, and mobile telescopic cranes, as well as boom trucks.”

Foodservice posted net sales for the quarter of $108 million, up 3 percent from $105 million in the same period last year, and operating earnings for the quarter of $14.1 million, up 15 percent from $12.2 million in the same period last year.  “This excellent earnings growth reflects the operational improvements and efficiency gains we’ve achieved over the past few years, as we continue to invest in the development of new products,” said Growcock.  “Our ice machine division performed particularly well this quarter. Powered by successful new products like our S-Series ice machines, we expect it will continue to excel.  In early April, we broke ground for a new manufacturing and training facility in China to support the rapid growth we’ve experienced in that region.”

First-quarter net sales in the Marine segment increased 45 percent to $51 million, from $35 million in the first quarter of 2003 when the company’s Marinette Marine union workers undertook a strike.  Operating earnings increased to $4.1 million from $0.6 million in the year-ago period.  “As we said last quarter, our Marine group has a solid slate of commercial and government new-construction work lined up throughout 2004 thanks to numerous contract wins last year.  To assist with that work, we began upgrading our Toledo shipyard during the quarter to handle new-construction work in addition to repair work,” said Growcock.  “Although the Great Lakes fleet arrived later than normal, Sturgeon Bay had one of its largest fleets ever, which resulted in a very profitable winter repair season.  Looking ahead, bidding activity remains brisk – a sign that the economy is improving – and we’re actively quoting a number of jobs to fill our yards in 2005 and 2006.”

Strategic Update

“During the quarter, we continued to make progress against the five strategic priorities that we remain focused on,” said Growcock:

•                  Increase crane sales and market penetration globally.  The company’s success at Bauma and its high crane backlog prove that the company’s new product lines and marketing strategies are helping to increase sales and market share in Europe, Asia, and developing markets.

•                  Streamline crane operations.  With the consolidation of our Waverly, Nebraska facility essentially complete, the 2003 European manufacturing consolidations, and the withdrawal from aerial work platforms, we have made significant progress against this objective.

•                  Strengthen foodservice business and gain additional market share.  Manitowoc introduced 25 new products in 2003 and plans to introduce more than 50 new products in 2004.  The company’s new China facility will further help to gain market share globally.

•                  Leverage the strengths and capabilities of its multiple shipyards to serve Marine’s commercial and government customers.  Renovation of our Toledo yard to handle new construction will enable the company to better handle its expected commercial work for OPA-90 double-hull vessels.

•                  Strengthen our financial structure by focusing on cash flow and net-debt reduction.  We increased working capital due to the substantial first-quarter backlog increase. At the same time, Manitowoc is confident that it will generate $100 million in cash from operations in 2004 and will continue pursuing its long-term debt-to-capital ratio target of 55 percent.

Earnings Guidance

“We are reiterating our previous guidance of earnings per share in the range of $1.30 to $1.50 and cash flow generation of at least $100 million for 2004,” said Growcock.  “While we are seeing recovery in our foodservice, marine, and some of our crane markets, we still expect weak demand for U.S. crawler cranes to continue this year. Furthermore, rising steel and other commodity costs may affect our margins and product pricing later in the year.  We will continue to assess both our opportunities and uncertainties as the year progresses and will update our guidance if appropriate.”

In this release, the company refers to various non-GAAP measures.  The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items.  The company is also focusing on results from continuing operations due to its withdrawal from the aerial work platform business.  In addition, these non-GAAP measures provide a comparison to analysts’ estimates which do not include special items.  Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in thousands, except per share data):

	QUARTER ENDED March 31
	2004	2003
Earnings from continuing operations	$6,738	$970
Special items, net of tax (at statutory rate):
Early extinguishment of debt	361	—
Sales and use tax settlement	359	—
Legal settlement, net of costs	(1,463)	—
Earnings from continuing operations before special items	$5,995	$970

Diluted earnings per share from continuing operations	$0.25	$0.04
Special items:
Early extinguishment of debt	0.01	—
Sales and use tax settlement	0.01	—
Legal settlement, net of costs	(0.05)	—
Diluted earnings per share from continuing operations before special items	$0.22	$0.04

Conference Call

The Manitowoc Company will host a conference call tomorrow, April 29, at 10:00 a.m. Eastern Time. The call will also be broadcast live via the Internet at Manitowoc’s Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

• anticipated changes in revenue, margins, and costs,

• new crane and foodservice product introductions,

• successful and timely completion of facility expansions,

• foreign currency fluctuations,

• steel prices and steel industry conditions,

• the risks associated with growth,

• geographic factors and political and economic risks,

• added financial leverage resulting from acquisitions,

• actions of company competitors,

• changes in economic or industry conditions generally or in the markets served by our companies,

• Great Lakes water levels,

• work stoppages and labor negotiations,

• government approval and funding of projects,

• the ability of our customers to receive financing, and

• the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Company contact:

Timothy M. Wood

Vice President & Chief Financial Officer

920-652-1767

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the First Quarter of Calendar Years 2004 and 2003
(In thousands, except per-share data)

INCOME STATEMENT

	QUARTER ENDED March 31
	2004	2003

Net sales	$411,826	$360,909
Cost of sales	320,509	283,166
Gross profit	91,317	77,743

Engineering, selling & administrative	67,992	60,915
Amortization	790	699

Operating earnings	22,535	16,129
Interest expense	(13,548)	(14,619)
Early extinguishment of debt	(555)	—
Other income (expense) — net	1,059	(41)
Earnings from continuing operations before taxes on income	9,491	1,469
Provision for taxes on income	2,753	499

Earnings from continuing operations	6,738	970
Discontinued operations:
Loss from discontinued operations, net of income taxes	(971)	(725)
Gain on sale of discontinued operations, net of income taxes	—	290

NET EARNINGS	$5,767	$535

BASIC EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations	$0.25	$0.04
Loss from discontinued operations, net of income taxes	(0.04)	(0.03)
Gain on sale of discontinued operations, net of income taxes	—	0.01

BASIC EARNINGS PER SHARE	$0.22	$0.02

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations	$0.25	$0.04
Loss from discontinued operations, net of income taxes	(0.04)	(0.03)
Gain on sale of discontinued operations, net of income taxes	—	0.01

DILUTED EARNINGS PER SHARE	$0.21	$0.02

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding — Basic	26,674	26,542
Average Shares Outstanding — Diluted	27,121	26,582

SEGMENT SUMMARY

	QUARTER ENDED March 31
	2004	2003
Net sales from continuing operations:
Cranes and related products	$252,609	$220,572
Foodservice equipment	108,024	105,037
Marine	51,193	35,300
Total	$411,826	$360,909

Operating earnings (loss) from continuing operations:
Cranes and related products	$10,399	$8,138
Foodservice equipment	14,076	12,227
Marine	4,121	597
General corporate expense	(5,271)	(4,134)
Amortization	(790)	(699)
Total	$22,535	$16,129

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the First Quarter of Calendar Years 2004 and 2003
(In thousands)

BALANCE SHEET

ASSETS	March 31 2004	December 31 2003
Current assets:
Cash & temporary investments	$35,298	$47,188
Accounts receivable — net	251,432	245,010
Inventories — net	297,010	232,877
Other current assets	124,811	121,014
Total current assets	708,551	646,089

Intangible assets — net	529,934	530,613
Other assets	98,159	91,261
Property, plant & equipment — net	336,719	334,618
TOTAL ASSETS	$1,673,363	$1,602,581

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued expenses	$535,543	$486,185
Current portion of long-term debt	3,637	3,205
Short-term borrowings	20,015	22,011
Product warranties	30,547	33,823
Total current liabilities	589,742	545,224

Long-term debt	574,805	567,084
Other non-current liabilities	202,853	191,849
Stockholders’ equity	305,963	298,424
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,673,363	$1,602,581

CASH FLOW SUMMARY

	THREE MONTHS ENDED March 31
	2004	2003
Net earnings	$5,767	$535
Non-cash adjustments to income	16,790	12,654
Changes in operating assets and liabilities	(28,816)	12,644
Net cash provided by (used for) operating activities of continuing operations	(6,259)	25,833
Net cash used for operating activities of discontinued operations	(2,080)	(1,025)
Net cash provided by (used for) operating activities	(8,339)	24,808

Capital expenditures	(11,481)	(4,309)
Proceeds from sale of fixed assets	1,410	967
Net cash provided by investing activities of discontinued operations	—	6,989
Proceeds from (payments on) long-term borrowings — net	3,900	(21,992)
Payments on revolver borrowings — net	—	(1,251)
Debt issuance costs	—	(662)
Stock options exercised	2,889	—
Effect of exchange rate changes on cash	(269)	571
Net increase (decrease) in cash & temporary investments	$(11,890)	$5,121